Exhibit 99.1

MOD-PAC CORP. Reports First Quarter 2008 Financial Results

BUFFALO, N.Y.--(BUSINESS WIRE)--MOD-PAC CORP. (NASDAQ: MPAC), an on demand commercial printer and manufacturer of custom paper board packaging, today reported revenue of $11.6 million for the first quarter of 2008, which ended March 29, 2008, compared with revenue of $11.3 million in the first quarter of 2007. Net loss for the first quarter of 2008 was $0.5 million, or $0.15 per diluted share, an improvement when compared with a net loss of $0.75 million, or $0.22 per diluted share, in the first quarter of 2007.

Mr. Daniel G. Keane, President and CEO of MOD-PAC CORP., commented, “The efforts we have made to reduce costs has helped to reduce our loss on relatively flat sales. We will continue to stringently manage our operating costs by enhancing operational productivity, improving raw material usage and managing fixed costs, such as equipment and facility repairs. In addition, we will leverage additional savings opportunities throughout the year. To date, we have reduced annual operating costs by approximately $2.5 million to $3.5 million.”

First Quarter Sales Review

  Sales of folding cartons, which includes custom folding cartons and stock boxes, were flat year-over-year at $9.5 million for the first quarters of 2008 and 2007. Higher custom folding carton sales offset lower sales of stock boxes. Custom folding carton sales in the first quarter of 2008 were $7.0 million, up 3.2% compared with sales of $6.7 million in the first quarter of 2007 primarily as a result of growth with one customer. This helped to offset the decline in sales of stock boxes which were $2.5 million, a 9.4% decrease from sales of $2.8 million in the first quarter of 2007. The primary niche market for stock boxes are small shops and boutiques in vacation destinations, which we believe were adversely affected by an early Easter season and a general decrease in discretionary spending.
  Print service sales, which include commercial and personalized print products and services, were $2.0 million in the first quarter of 2008, up 23.7% compared with sales of $1.6 million in the same period the prior year. Sales of commercial print products more than doubled to $0.99 million in the first quarter of 2008 compared with $0.46 million the prior year first quarter. Direct mailing service sales contributed $0.46 million to the year-over-year increase. Personalized print sales declined to $1.0 million in the first quarter of 2008 compared with $1.1 million in the first quarter of 2007.

First Quarter Operating Results

  Gross margin was 11.6% in the first quarter of 2007 compared with 12.9% in the first quarter of 2007. Of note, gross margin was relatively unchanged on $1.4 million less revenue compared with fourth quarter 2007 gross margin of 11.8% as the cost cutting initiatives implemented in the third and fourth quarters of 2007 began to gain traction. Year-over-year, higher paperboard, utilities and increased labor costs along with weaker sales mix, were offset by somewhat higher sales, lower repair costs and lower depreciation expense.
  Selling, general and administrative (SG&A) expenses in the first quarter of 2008 were $2.1 million, or 17.8% of sales, compared with $2.6 million, or 22.7% of sales, in the same period the prior year and down from $2.4 million, or 18.8% of sales, in the fourth quarter of 2007. The year-over-year improvement reflects the proactive approach to managing labor and benefits costs through the workforce reduction initiatives, lower depreciation expense, as well as other cost reduction measures.
  Adjusted earnings before interest, taxes, depreciation and amortization, and non-cash option expense (Adjusted EBITDA) improved to $0.38 million in the first quarter of 2008 compared with $0.18 million in the first quarter of 2007 reflecting tighter cost management and a leaner operating infrastructure. The Company believes that, when used in conjunction with GAAP measures, Adjusted EBITDA, which is a non-GAAP measure, helps in the understanding of operating performance. (See the reconciliation of Net Loss to Adjusted EBITDA in the attached table.)

Liquidity

Cash and cash equivalents were $0.12 million at March 29, 2008, up from $0.10 million at December 31, 2007. At March 29, 2008, borrowings on the $5 million line of credit were $1.1 million compared with $0.4 million at December 31, 2007. An additional $0.25 million of the line of credit was in use through standby letters of credit.

Capital expenditures in the first quarter of 2008 were $0.67 million compared with $0.06 million in the same period the prior year. The increase was primarily a result of productivity improvement investments. Capital expenditures are expected to be up to $1.5 million for the full year.

Depreciation and amortization was $1.0 million in the first quarter of 2007 compared with $1.2 million in the same period the prior year.

In the first quarter of 2008, 25,000 shares of common stock were repurchased at an average price of $6.00 per share. The Company currently has authorization to repurchase up to 75,885 additional common shares.

The increase in the amount outstanding under the line of credit was primarily the result of net losses, capital expenditures, working capital requirements and the share repurchase. The Company believes that cash and cash equivalents and the committed line of credit will be sufficient to meet operating requirements, capital expenditures and debt service throughout 2008.

Outlook

Mr. Keane concluded, “Our objective in 2008 is to make significant progress towards a return to profitability by remaining committed to tightly managing our cost structure while executing on our sales and marketing strategy in order to fill our sales pipeline. We have a solid operational foundation and will continue to deliver on our reputation for superior customer service and quality products.”

Webcast and Conference Call

The release of the financial results will be followed today by a company-hosted teleconference at 1:30 pm ET. During the teleconference, Daniel G. Keane, President and CEO, and David B. Lupp, Chief Financial Officer, will review the financial and operating results for the period. A question-and-answer session will follow.

The MOD-PAC conference call can be accessed the following ways:

  The live webcast can be found at http://www.modpac.com. Participants should go to the website 10 - 15 minutes prior to the scheduled conference in order to register and download any necessary audio software.
  The teleconference can be accessed by dialing (201) 689-8562 and requesting Conference ID Number 280308 approximately 5 - 10 minutes prior to the call.

The archived webcast will be at http://www.modpac.com. A transcript will also be posted once available. A replay can also be heard by calling (201) 612-7415 and entering conference ID number 280308 and account number 3055. The telephonic replay will be available through Tuesday, May 13, 2008 at 11:59 p.m. ET.

ABOUT MOD-PAC CORP.

MOD-PAC CORP. is a high value-added, on demand print services firm operating a unique low-cost business model. MOD-PAC leverages its capabilities to innovate and aggressively integrate technology into its marketing, order in-take and production operations to provide economically-priced, short run, on demand, full-color commercial and folding carton print products and services. MOD-PAC also offers data management and direct mail and fulfillment service capabilities. MOD-PAC, through its large, centralized facility, has captured significant economies of scale by channeling large numbers of small-to-medium-sized print orders through its operations.

MOD-PAC’s key differentiator is its success at being a just-in-time producer of short-run, quality on demand print products. Through its lean manufacturing processes coupled with state-of-the-art printing technologies, MOD-PAC is able to address short-run, highly variable content needs of its customers with short turn around times relative to industry standards. MOD-PAC’s strategy is to expand its market share by leveraging its capabilities and expanding its service offering to capture a greater share of the print value chain to meet the growing customized needs of its customers.

Additional information on MOD-PAC can be found at its website: http://www.modpac.com.

Safe Harbor Statement: This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. One can identify these forward-looking statements by the use of the words such as "expect," "anticipate," "plan," "may," "will," "estimate" or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors, which could cause actual results to differ materially, include market events, competitive pressures, changes in technology, customers preferences and choices, success at entering new markets, the execution of its strategy, marketing and sales plans, the rate of growth of internet related sales, the effectiveness of agreements with print distributors and other factors which are described in MOD-PAC’s annual report on Form 10K on file with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

MOD-PAC CORP.
CONSOLIDATED INCOME STATEMENT DATA
(unaudited)

(in thousands except per share data)
	Three months ended
	3/29/2008	3/31/2007
Revenue
Product sales	$11,467	$11,140
Rent	110	119
Total revenue	11,577	11,259
Cost of products sold	10,231	9,812
Gross profit	1,346	1,447
Gross profit margin	11.6%	12.9%
Selling, general and administrative expense	2,056	2,556
Loss from operations	(710)	(1,109)
Operating loss margin	-6.1%	-9.8%
Interest expense, net	52	5
Other income	(12)	(6)
Loss before taxes	(750)	(1,108)
Income tax benefit	(250)	(359)
Net loss	$(500)	$(749)

Basic loss per share:	$(0.15)	$(0.22)
Diluted loss per share:	$(0.15)	$(0.22)

Weighted average diluted shares outstanding	3,446	3,449

MOD-PAC CORP.
PRODUCT LINE REVENUE DATA
(unaudited)
($, in thousands)
	Three Months Ended		%	2008 YTD
	3/29/2008	3/31/2007	change	% of Total
FOLDING CARTONS
Custom folding cartons	$ 6,952	$ 6,737	3.2%	60.6%
Stock box	2,544	2,809	-9.4%	22.2%
Folding cartons subtotal	9,496	9,546	-0.5%	82.8%

PRINT SERVICES
Commercial	988	458	115.7%	8.6%
Personalized	983	1,136	-13.5%	8.6%
Print services subtotal	1,971	1,594	23.7%	17.2%

Total product revenue	$ 11,467	$ 11,140	2.9%	100.0%

MOD-PAC CORP.
CONSOLIDATED BALANCE SHEET DATA

(in thousands)
	3/29/2008	12/31/2007
	(unaudited)
ASSETS:
Cash and cash equivalents	$120	$98
Trade accounts receivable:
Customers	4,367	4,332
Allowance for doubtful accounts	(44)	(76)
Net trade accounts receivable	4,323	4,256
Inventories:
Finished goods	2,210	2,214
Work in progress	116	118
Raw materials	1,147	1,209
	3,473	3,541
Prepaid expenses	428	259
Total current assets	8,344	8,154

Property, plant and equipment, at cost	68,202	67,812
Less accumulated depreciation and amortization	(45,191)	(44,488)
Net property, plant and equipment	23,011	23,324
Other assets	1,343	1,316
Total assets	$32,698	$32,794

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current maturities of long-term debt	$49	$48
Accounts payable	3,004	2,912
Accrued expenses	539	815
Total current liabilities	3,592	3,775

Line of credit	1,100	400
Long-term debt	2,038	2,050
Other liabilities	489	269
Deferred income taxes	248	499
Shareholders' equity	25,231	25,801
Total liabilities and shareholders' equity	$32,698	$32,794

MOD-PAC CORP.
CONSOLIDATED STATEMENT OF CASH FLOWS
(unaudited)
(in thousands)
	Three Months Ended
	3/29/2008	3/31/2007
Cash flows from operating activities:
Net loss	$(500)	$(749)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	998	1,222
Provision for doubtful accounts	(25)	(6)
Stock option compensation expense	80	60
Deferred income taxes	(251)	(395)
Loss on disposal of assets	-	9
Cash flow from change in operating assets and liabilities:
Accounts receivables	(42)	(272)
Inventories	68	(662)
Prepaid expenses	(169)	(113)
Other liabilities	220	-
Accounts payable	92	(869)
Refundable or payable income taxes	-	29
Accrued expenses	(276)	(272)
Net cash provided by (used in) operating activities	$195	$(2,018)

Cash flows from investing activities
Sale of temporary assets	$-	$1,000
Change in other assets	(37)	(60)
Capital expenditures	(670)	(62)
Net cash (used in) provided by investing activities	$(707)	$878

Cash flows from financing activities
Principal payments on long-term debt and capital lease	$(11)	$(23)
Increase in line of credit	700	-
Proceeds from issuance of stock	-	8
Purchase of treasury stock	(150)	-
Deferred financing fees	$(5)	$-
Net cash provided by (used in) financing activities	$534	$(15)

Net increase (decrease) in cash and cash equivalents	22	(1,155)

Cash and cash equivalents at beginning of year	98	2,444
Cash and cash equivalents at end of period	$120	$1,289

MOD-PAC CORP.
Reconciliation between GAAP Net Loss and Adjusted EBITDA

(in thousands)	Three Months Ended
	3/29/2008	3/31/2007

GAAP Net Loss	($500)	($749)

Interest	52	5
Taxes	(250)	(359)
Depreciation and amortization	998	1,222
Stock-based compensation	80	60

Adjusted EBITDA	$380	$179

Adjusted EBITDA = earnings before interest, taxes, depreciation and amortization, and non-cash option expense.

CONTACT:
Kei Advisors LLC
Deborah K. Pawlowski, 716-843-3908
Dpawlowski@keiadvisors.com